Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2019 (June 7, 2019 as to the effects of the stock split discussed in the third paragraph of Note 1), relating to the consolidated financial statements and financial statement schedule of Grocery Outlet Holding Corp. and its subsidiaries (“the Company”) appearing in the Prospectus dated June 19, 2019 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-231428 on Form S-1.

/s/ Deloitte & Touche LLP
San Francisco, CA
June 24, 2019